IR Contact	Exhibit 99.1
David K. Waldman/Klea K. Theoharis
Crescendo Communications, LLC
qsgi@crescendo-ir.com
(212) 671-1020

QSGI Secures $10 Million Senior Credit Facility

HIGHTSTOWN, NJ, PALM BEACH, FL—June 10, 2008—QSGI Inc. (OTCBB: QSGI), the only provider of a full suite of information technology services to help corporations better manage IT assets, data center maintenance expenses, and ensure best practices for data security and regulatory compliance, today announced that it has entered into a Senior Security Purchase Agreement with Victory Park Capital, allowing QSGI to borrow up to $10 million to finance both working capital needs and future acquisitions.  The new facility will replace the company’s previous $7.5 million asset based working capital facility. The additional borrowing capacity will be used for general working capital and to fund strategic acquisitions in order to support QSGI’s growth plans.

Marc Sherman, chairman and chief executive officer of QSGI, commented, “Over the past several quarters we have made significant progress repositioning the company into a full service, nationwide data center maintenance and IT services organization.  These steps should help to ensure our sustained growth with a much greater mix of recurring, higher margin IT services.  We believe that Victory Park Capital is an ideal partner, in that they understand our business and are committed to supporting our growth plans. This new facility will provide us much greater financial flexibility as we complete the previously announced acquisition and integration of Contemporary Computer Services (CCSI) and continue to improve our core operations and cash flow.”

The Shemano Group, Inc. acted as an advisor to the company with respect to the financing.

About QSGI

QSGI provides a full suite of information technology solutions to help corporations and governmental agencies better manage hardware assets, reduce maintenance expenses, build best practices for data security and assure regulatory compliance. With a focus on the entire range of IT platforms - from the PC to the mainframe, the services offered by QSGI are specifically designed to reduce total cost of ownership for IT assets and maximize the clients' return on their IT investment.

For enterprise class hardware in the data center, QSGI offers hardware maintenance services, hardware environment planning and consultation, refurbished whole systems, parts, features, upgrades and add-ons. Additionally, for desktop IT assets, servers and SAN products, QSGI offers a range of end-of-life services that include: automated asset auditing, Department of Defense (DOD) level data destruction, documentation for regulatory compliance, hardware refurbishment with worldwide remarketing or proper IT asset recycling. Given the sensitive nature of the company's client relationships, it does not provide the names of its clients. Additional information about the company is available at www.qsgi.com.

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995.  QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results.  QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.